UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 7, 2005

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California		95124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See disclosure under Item 5.02 below for material terms of the employment agreement related to the appointment of a new Vice President Finance and Chief Financial Officer of Xilinx, Inc. (the “Company”).

Item 5.02 (b) and (c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 7, 2005, the Company  issued a press release announcing the appointment of a new Vice President Finance  and Chief Financial Officer (CFO).   The former CFO will remain with the Company as Senior VP, Corporate and Enterprise Services.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Effective June 6, 2005, the Company entered into a letter agreement with Jon A. Olson related to the terms of his employment as Vice President Finance and Chief Financial Officer commencing June 27, 2005.  The agreement provides for an initial base compensation of $27,916.66 per month, a target bonus equal to 50% of base salary and the grant of options to purchase 200,000 shares of Common Stock exercisable at the fair market value on the date the grant is approved by the Board of Directors.  These options will vest over a four year period.  The letter agreement also provides for a signing bonus of $150,000, payable in one sum with the first regular pay check.  Additionally, the agreement provides that in the event of a change in control due to the sale or merger of the Company within a two year time period from the date of hire, and his termination by the Company without cause within one year of the change in control, he will be eligible for one year’s base pay, one year’s target bonus, one year’s medical and dental insurance and accelerated vesting of one year of unvested stock options.  The agreement is not for any specified period.  Thus, either he or the Company may terminate the agreement at will.

Item 9.01                          Financial Statements and Exhibits:

(c)  Exhibits

Exhibit No.	Description

99.1	Press Release of Xilinx, Inc. dated June 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: June 7, 2005	By:	/s/ Thomas R. Lavelle
Thomas R. Lavelle
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Xilinx, Inc. dated June 7, 2005.